Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THE GEO GROUP, INC.,

GEO ACQUISITION, INC.

and

CORRECTIONAL SERVICES CORPORATION

Dated as of July 14, 2005

ARTICLE I
THE MERGER
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VI
ADDITIONAL AGREEMENTS
ARTICLE VII
CONDITIONS TO THE MERGER
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX
GENERAL PROVISIONS

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 14, 2005 by and among Correctional Services Corporation, a Delaware corporation (the “Company”), The GEO Group, Inc., a Florida corporation (“Parent”), and GEO Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

     WHEREAS, a Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”), the Company Board and the respective Boards of Directors of each of Parent and Merger Sub deem it in the best interests of their respective stockholders, as the case may be, to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Special Committee and Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Company Board, recommended that this Agreement be adopted by the Company’s stockholders); and

     WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $6.00 per share in cash, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

     SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman Senterfitt, One Southeast Third Avenue, Suite 2800, Miami, Florida 33131, unless another time, date and/or place is agreed to in writing by Parent and the Company.

     SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the Closing, the parties hereto shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree in writing and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

     SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

     SECTION 1.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

     (a) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock (each issued and outstanding share of Company Common Stock being hereinafter referred to as a “Share” and collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b), Shares owned by any direct or indirect wholly owned subsidiary of the Company and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $6.00 in cash, without interest (the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Capital Stock of Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     SECTION 2.02 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the aggregate Merger Consideration and Option Payments in accordance with this Article II. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Shares and Company Stock Options, separate and apart from its other funds, as a trust fund, cash sufficient to pay the aggregate Merger Consideration and Option Payments (such deposited cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that the Exchange Fund shall not be invested in any manner that would preclude, limit or delay the Paying Agent from timely making all payments contemplated by this Article II; and provided, further, that, if invested, such investments shall be in short-term obligations of, or short-term obligations guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

          (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who, at the Effective Time, was a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (in customary form, specifying that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as reasonably may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required as a result of such payment or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          (e) No Liability. None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so deducted or withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such

Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. At or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

     SECTION 2.04 Company Stock Options. (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option holders and the adoption of Company Board resolutions, if necessary, to ensure that (i) immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock granted under any of the stock option plans of the Company as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”) shall become immediately vested and exercisable in full, (ii) at the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding, unexercised and not subject to payment under Section 2.04(b) as of the Effective Time shall be cancelled, and (iii) at the Effective Time, all of the Company Stock Option Plans shall be terminated (in each case, in accordance with and pursuant to the terms of the Company Stock Option Plans and without the creation of additional liability to the Company or any Subsidiaries).

          (b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per share of Company Common Stock that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Paying Agent, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (the “Option Payments”). The Paying Agent shall make the Option Payments as promptly as practicable after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

     SECTION 2.05 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the

Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and in compliance in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.01 Organization and Qualification; Subsidiaries.

          (a) Each of the Company and each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) a change in industry conditions, (iii) any acts of terrorism or war, (iv) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, or (v) compliance with the terms of, or the taking of any action required by, this Agreement; provided further that the exceptions set forth in clauses (iv) and (v) will not apply with respect to the representations and warranties set forth in Section 3.05.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

          (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

     SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, or equivalent organizational documents, in each case as amended to date (“Organizational Documents”), of the Company and each Subsidiary. Such Organizational Documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the provisions of its Organizational Documents. No Subsidiary has been in material violation of any of the provisions of its Organizational Documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2002.

     SECTION 3.03 Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”).

          (b) As of the date of this Agreement, (i) 10,169,607 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,217,652 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, (iv) 629,334 shares of Company Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Option Plans at a weighted average per share exercise price of $6.68, (v) 1,625,000 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options), and (vi) 1,000,000 shares of Series A Participating Preferred Stock, par value $.01 per share, are reserved for issuance pursuant to the Rights Agreement, dated January 11, 2000, between the Company and American Stock Transfer & Trust Company (the “Company Rights Agreement”). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except for the Company Rights Agreement, the Company does not have a “poison pill” or similar stockholder rights plan. Except as set forth in this Section 3.03, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Other than the Company Stock Option Plans, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

          (c) Each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and, except as set forth in Section 3.03(c) of the Company Disclosure Schedule, each such share or other equity interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

          (d) Except as set forth in Section 3.03(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any outstanding indebtedness for borrowed money.

     SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity now or hereafter in effect.

     SECTION 3.05 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(a) have been obtained and that all filings and other actions described in Section 3.05(a) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

          (b) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and

Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iii) any filings required under the rules and regulations of the NASDAQ Stock Market, Inc. (the “NASDAQ”), (iv) the filing and recordation of (A) appropriate merger documents as required by the DGCL and (B) appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, and (v) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

     SECTION 3.06 Permits; Compliance. Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with, and since January 1, 2002 has been or has taken any necessary steps to become in compliance with, (a) except as set forth in Section 3.06 of the Company Disclosure Schedule, any Law applicable to such entity or by which any property or asset of such entity is bound or affected (including, without limitation, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (b) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. To the extent that any correctional, rehabilitative, educational, detention or other similar facility (each, a “Facility”) operated or otherwise managed by the Company is required to comply with the requirements for accreditation by and the standards of, the American Correctional Association and the Joint Commission on the Accreditation of Health Organizations (collectively, “Accreditation Requirements”), such Facility, is, and has been, in compliance with, and has taken any necessary steps to become in compliance with, the Accreditation Requirements and all notices, reports, documents and other information required to be filed under any Accreditation Requirements were properly filed and were in compliance with such Accreditation Requirements.

     SECTION 3.07 Company SEC Reports; Financial Statements; Undisclosed Liabilities.

          (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (i) complied in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC. There has been no correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2002 through the date of this Agreement. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or any successor forms under the Exchange Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments none of which, individually or in the aggregate, has had or could have a Company Material Adverse Effect). All of the Subsidiaries are consolidated for accounting purposes.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2005 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred (i) in connection with the Transactions, or (ii) in the ordinary course of business and in a manner consistent with past practice since March 31, 2005 that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (d) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (e) Neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC that have not been so disclosed.

     SECTION 3.08 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2004, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Except as expressly disclosed in the SEC Reports filed since December 31, 2004 or as otherwise expressly contemplated by this Agreement, since December 31, 2004, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:

     (i) amended or otherwise changed its Certificate of Incorporation or Bylaws or similar organizational documents;

     (ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

     (iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

     (iv) except as set forth in Section 3.09(iv) of the Company Disclosure Schedule, increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

     (v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Company Material Adverse Effect;

     (vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

     (vii) except as set forth in Section 3.09(vii) of the Company Disclosure Schedule, made any acquisition or disposition of any real property;

     (viii) made any material Tax election or settled or compromised any material United States federal, state or local income Tax liability; or

     (ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

     SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, as of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Certificates of Incorporation, Bylaws or other organizational documents or any insurance policy for the benefit of directors or officers as set forth in Section 3.18 of the Company Disclosure Schedule, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.11 Employee Benefit Plans.

          (a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

          (b) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except for the Company Stock Option Plans and as set forth in Section 3.11(b) of the Company Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

          (c) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any actual or contingent liability under the terms of such Plan or any applicable Law.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available, stating that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

          (e) (i) Each Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

          (f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.12 Labor and Employment Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, and (ii) as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date of this Agreement, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

     SECTION 3.13 Real Property; Title to Assets.

          (a) Section 3.13(a) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently owned by the Company or any Subsidiary and sets forth the Company or the applicable Subsidiary owning such properties (collectively, the “Owned Real Properties”). The Company or the applicable Subsidiary set forth on Section 3.13(a) of the Company Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of all mortgages, pledges, liens, restrictions, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) as set forth in Section 3.13(a) of the Company Disclosure Schedule, (ii) Liens for current taxes and assessments not yet due and payable, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, and (iv) to the extent such Liens would not reasonably be expected to have a Company Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (B) all matters of record, and (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of the Company (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties (as defined below) which violations would have a Company Material Adverse Effect.

          (b) Section 3.13(b) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently leased or subleased by or to the Company or any Subsidiary (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, the name of the lessor and the lessee, whether such leasehold interest relates to a Facility operated or managed by the Company, and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith, and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.13(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted

Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default which has not been cured to the satisfaction of the other party thereto, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

          (c) There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

          (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) have been issued insuring the Company or the applicable Subsidiary’s fee simple or leasehold title to the Properties owned or ground leased by the Company or the applicable Subsidiaries in amounts at least equal to the purchase price thereof paid by the Company or the applicable Subsidiary, subject only to Permitted Liens. No claim has been made against any Title Policies. The Company and the Subsidiaries have not received any written notice and are not otherwise aware that the Title Policies are not in full force and effect.

          (e) As of the date hereof, the Company has no Properties under construction.

          (f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, the Company or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary for the operation of each Property, free and clear of all Liens.

          (g) There are no violations of any zoning, land use, handicap access or building codes and regulations applicable to any Property or the use and occupancy thereof, other than those that would not have a Company Material Adverse Effect.

     SECTION 3.14 Intellectual Property.

          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary (“Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary (“Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the knowledge of the Company, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

          (b) For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

     SECTION 3.15 Taxes.

          (a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all material amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or will be timely withheld and remitted to the applicable Tax authority.

          (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any Tax authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings Tax or personal holding company Tax.

          (c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) or 280G of the Code.

          (d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against the Company or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.

          (e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

          (f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

          (g) The Company and the Subsidiaries have not participated in any reportable transactions as contemplated in Treasury Regulation 1.6011-4.

          (h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

          (i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

          (j) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

          (k) For purposes of this Agreement:

     (i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

     (ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

     SECTION 3.16 Environmental Matters.

          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the knowledge of the Company, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, any Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.

          (b) For purposes of this Agreement:

     (i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

     (ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

     (iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

     SECTION 3.17 Material Contracts.

          (a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

     (i) any lease of real or personal property providing for annual rentals of $25,000 or more;

     (ii) any Contract (A) pursuant to which the Company or any Subsidiary manages or operates a Facility, or (B) which provides for the placement, housing or detention of inmates, detainees, juveniles or other individuals in any Facility;

     (iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require (A) annual payments from the Company and the Subsidiaries of $50,000 or more, (B) aggregate payments from the Company and/or the Subsidiaries of $100,000 or more, (C) annual payments to the Company and the Subsidiaries of $250,000 or more, or (D) aggregate payments to the Company and the Subsidiaries of $500,000 or more (other than Contracts referenced in clause (ii) of this Section 3.17(a));

     (iv) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

     (v) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (E) any obligations consolidated on the financial statements of the Company pursuant to Financial Accounting Standards Board Interpretation No. 46(R), and (F) guarantees of any of the foregoing of any other person;

     (vi) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

     (vii) any Contract that purports to limit the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to compete with any person or operate in any location, or (C) to acquire equity securities of any person;

     (viii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

     (ix) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

     (x) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (ix) of this Section 3.17(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

     (xi) any Contract (other than Contracts referenced in clauses (i) and (ii) of this Section 3.17(a)) pursuant to which the Company or any of the Subsidiaries manages any real property;

     (xii) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $100,000 in the aggregate;

     (xiii) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $50,000 or more;

     (xiv) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and

     (xv) any Contract (other than Contracts referenced in clauses (i) through (xiv) of this Section 3.17(a)) which by its terms is likely to involve payment or receipt of consideration over the remaining term of such Contract in excess of $500,000 in the aggregate, or which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

(the Contracts described in clauses (i) through (xv) and those required to be identified in Sections 3.11(a) and 3.13(b) of the Company Disclosure Schedule and as referenced in Section 3.17(c), in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

          (b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default under any Material Contract, and (iii) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          (c) Except as disclosed in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC, or as were not required to be disclosed therein under the Exchange Act or would not be required to be disclosed in the Company’s succeeding proxy statement under the Exchange Act, there are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.

     SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all current material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

     SECTION 3.19 Board Approval; State Antitakeover Statutes and Company Rights Agreement; Vote Required.

          (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved this Agreement, (ii) determined that the Merger Consideration is fair to the Company’s stockholders, (iii) directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting, and (iv) recommended that the stockholders of the Company adopt this Agreement (collectively, the “Company Board Recommendation”).

          (b) Each of the Company, the Company Board and the Special Committee has taken all actions necessary to ensure that (i) no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including Section 203 of the DGCL) applicable to the Company shall be applicable to this Agreement, the Merger or the other Transactions contemplated by the Agreement, and (ii) the Company Rights Agreement shall not apply to Parent or Merger Sub, or to this Agreement, the Merger and the other Transactions.

          (c) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Merger and the other Transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Stockholder Approval”).

     SECTION 3.20 Interested Party Transactions. Between the date of the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as described in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (ii) participating in any material transaction to which the Company or any of its Subsidiaries is a party, or (iii) otherwise a party to any Company Material Contract, arrangement or understanding with the Company or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Plans, all as described in the Schedules hereto.

     SECTION 3.21 Corrupt Gifts and Payments. Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company, any Subsidiary, or any director, officer, employee or other person associated with or acting on behalf of the Company or any Subsidiary, has (i) used any Company or Subsidiary funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any governmental official or employee from any Company or

Subsidiary funds, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

     SECTION 3.22 Opinion of Financial Advisor. The Special Committee has received the written opinion of Jefferies & Company, Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders. An executed copy of such opinion is being delivered to Parent simultaneously with the execution of this Agreement.

     SECTION 3.23 Brokers. No broker, finder or investment banker (other than Jefferies & Company, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and Jefferies & Company, Inc. pursuant to which Jefferies & Company, Inc. could be entitled to any payment from the Company relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

     SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity now or hereafter in effect.

     SECTION 4.04 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) except as set forth in Section 4.04(a)(iii) of the Parent Disclosure Schedule, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (iii) the filing and recordation of (A) appropriate merger documents as required by the DGCL and (B) appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) the notification requirements of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

     SECTION 4.05 Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

     SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.

     SECTION 4.07 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, has been used by Parent for the purpose of engaging in the Transactions, and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.08 Brokers. Except for fees and commissions payable by Buyer to Lehman Brothers, Parent’s financial adviser with respect to the Transactions, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 4.09 Financing. Immediately prior to the Effective Time, Parent will have sufficient cash available to it to pay the Merger Consideration and to consummate the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action without the prior written consent of Parent, except in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation, Bylaws or other similar organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans as in effect on the date of this Agreement in the ordinary course of business and in a manner consistent with past practice), or (ii) any Properties or other assets of the Company or any Subsidiary, except assets (other than Properties) that are not material in the ordinary course of business and in a manner consistent with past practice, other than pursuant to the Contracts for sale set forth in Section 5.01(b) of the Company Disclosure Schedule;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, and other assets (other than real property) that do not exceed $200,000 in the aggregate; (ii) except as set forth in Section 6.08 of the Company Disclosure Schedule, authorize, or make any commitment with respect to, any capital expenditure, other than (A) maintenance expenditures at existing Properties in the ordinary course of business and consistent with past practice (provided that the Company shall provide Parent notice if it intends to make any maintenance expenditures with respect to Properties related to, or held for use by, the Company’s Juvenile Business Division (the “Juvenile Business” in excess of $25,000)), and (B) any expenditures in connection with the completion or development of the Facilities set forth on Section 6.08 of the Company Disclosure Schedule, up to the amount set forth in such Section for the applicable period; (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects, other than in connection with the continued development of the Facilities set forth in Section 6.08 of the Company Disclosure Schedule and as set forth in Section 5.01(e) of the Company Disclosure Schedule; (iv) enter into any new line of business; (v) make any investments in persons other than existing Subsidiaries; or (vi) make any investments in the

Juvenile Business, except for such investments in the ordinary course of business and in a manner consistent with past practice or as required by an existing Contract;

          (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) except as set forth on Section 5.01(f) of the Company Disclosure Schedule, grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

          (g) change any of the material accounting policies, practices or procedures used by the Company and its Subsidiaries as of the date hereof, except as may be required or permitted as a result of a change in applicable Law or in United States GAAP;

          (h) make any change (or file for such change) in any method of Tax accounting;

          (i) make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

          (j) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

          (k) waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $100,000 individually or $250,000 in the aggregate, unless such payments are fully covered by the Company’s or such Subsidiary’s insurance policies, (ii) set forth on Section 5.01(k)(ii) of the Company Disclosure Schedule, or (iii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holder by the Company or any Subsidiary, or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

          (l) (i) enter into, materially amend or modify, or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend,

waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder;

          (m) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

          (n) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

          (o) except as set forth in Section 5.01(o) of the Company Disclosure Schedule and as required by Section 6.07 hereof, enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in a schedule to Section 3.17(c) if in effect on the date of this Agreement;

          (p) except as set forth in Section 5.01(p) of the Company Disclosure Schedule, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

          (q) permit any Subsidiary to own any real property or conduct any business other than currently owned or conducted by such Subsidiary;

          (r) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;

          (s) repurchase, repay or incur any Indebtedness (other than in connection with letters of credit and borrowings for working capital purposes, in each case, in the ordinary course of business consistent with past practice), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

          (t) amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Company Stock Options to the extent required by the Company Stock Option Plans or the agreements pursuant to which such Company Stock Options were granted, and (iii) in connection with terminating the Company Stock Options and the Company Stock Option Plans;

          (u) fail to (i) maintain any material real property to which the Company and any of its Subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property, and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

          (v) enter into, or amend, any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

          (w) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than as contemplated hereunder;

          (x) take, or agree or commit to take, any action that would, or would reasonably be expected to, result in a Company Material Adverse Effect at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article VII not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such Company Material Adverse Effect as of such time or to prevent any such condition from not being satisfied;

          (y) engage in any action with the intent, directly or indirectly, to adversely affect the Transactions;

          (z) except as otherwise contemplated herein, grant any waiver to any party with respect to the Company Rights Agreement, or any applicable state anti-takeover statute, including Section 203 of the DGCL; or

          (aa) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     SECTION 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

     SECTION 6.01 Proxy Statement; Company Stockholders’ Meeting.

          (a) As promptly as practicable following the date of this Agreement (but in any event within 15 business days unless the parties shall otherwise agree), the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent; provided, however, that in the event of a Change in Board Recommendation, the Company shall consider in good faith including in such document or response comments reasonably proposed by Parent.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.03(c), the Company Board shall (i) recommend to holders of the Shares that they adopt this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit and obtain the Stockholder Approval.

     SECTION 6.02 Access to Information; Confidentiality.

          (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to), at Parent’s expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities (including, but not limited to, the Facilities) of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request. Without limiting the foregoing, Parent and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company’s properties, provided, however, that unless reasonably required by the financing sources of Parent, neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building; and that any such taking and analyzing of samples or any such performance of invasive testing conducted pursuant to this Section 6.02 shall be reasonably acceptable to the Company, implemented in a manner that does not disrupt the operations of the Company or any of the Subsidiaries, paid for by Parent at Parent’s sole cost and expense and a copy of the results thereof delivered to the Company; and that Parent, at Parent’s sole cost and expense, shall return any site at which or from which, or that has otherwise been affected by, any taking and analyzing of samples or performance of invasive testing conducted pursuant to this Section 6.02, in all material respects, to the condition existing at such site prior to the taking and analyzing of samples or performance of invasive testing.

          (b) All information obtained by Parent or its Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated December 22, 2004 (the “Confidentiality Agreement”), between Parent and the Company.

          (c) Any actions taken pursuant to this Section 6.02, and/or the failure to take any actions pursuant to this Section 6.02, shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.03 No Solicitation of Transactions.

          (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, nothing contained in this Agreement shall prevent the Company or the Special Committee from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if and only to the extent that prior to taking such action (A) the Special Committee believes in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Special Committee determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) the Special Committee receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement, and which shall include a standstill provision substantially similar to and no less favorable to the Company than that contained in the Confidentiality Agreement. Except as set forth in this Section 6.03, neither the Company nor any Subsidiary shall enter into any letter of intent, acquisition agreement or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03(a)).

          (b) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company agrees that neither it nor any Subsidiary shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and the Subsidiaries’ Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

          (c) Except as set forth in this Section 6.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of this Agreement, the Merger or the other Transactions by the Company Board, the Special Committee, or any other committee of the Company Board; (ii) approve or recommend any Acquisition Proposal; or (iii) approve any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Special Committee (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Special Committee may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, the Company Board may withdraw or modify the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Special Committee determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw or modify the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”).

          (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law;

provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in the case of each of clause (d)(i) and (d)(ii) hereof, the requirements of Section 6.03(c) shall have been satisfied.

          (e) The Company shall not take any action to exempt any person other than Parent and Merger Sub from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply, unless the requirements of Section 6.03(c) shall have been satisfied.

          (f) For purposes of this Agreement:

     (i) “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 20% of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) more than 20% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

     (ii) “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.03(a) that (1) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (2) is on terms that the Special Committee determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto) and (3) which the Special Committee and the Company Board determines is reasonably capable of being consummated.

     SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

          (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

          (b) After the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified

Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation of the Company. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

          (c) The Surviving Corporation shall either (i) cause to be obtained and maintained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) if such tail coverage is not available, maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to Section 6.04(c)(i) more than six (6) times an amount equal to 100% of current annual premiums paid by the Company for directors’ and officers’ liability insurance or, pursuant to Section 6.04(c)(ii), more than 100% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current directors’ and officers’ insurance policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.04(c)(ii) of the Company Disclosure Schedule.

          (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving

Corporation, as the case may be, shall succeed to or otherwise be bound by the obligations set forth in this Section 6.04.

          (e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

     SECTION 6.05 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any “material” or “Company Material Adverse Effect” qualifier, or in any respect, in the case of representations or warranties qualified by the “material” or “Company Material Adverse Effect” qualifier, and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

     SECTION 6.06 Further Action; Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

          (b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

          (c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

          (d) Parent and Merger Sub agree to take whatever action as may be necessary or required by any Governmental Authority to resolve any objections asserted under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws with respect to the Transactions (including, without limitation, agreeing to hold separate or to divest any of the businesses, products or assets of Parent, Merger Sub, the Company or any of their respective affiliates) or to avoid the entry of, or to effect the dissolution of, any non-appealable permanent injunction or other final judgment that has the effect of preventing the consummation of any of the Transactions; provided, however, that notwithstanding anything to the contrary in this Section 6.06(d), (i) neither Parent nor Merger Sub shall be required to divest (or to cause any Subsidiary to divest) any business, products or assets (1) which, individually or in the aggregate, account at the time of such divestiture for more than either $25 million of the consolidated gross revenues of Parent or $50 million of the consolidated gross assets of Parent, and (2) unless, in connection with any such divestiture, Parent, Merger Sub, the Company or any of their respective affiliates, as the case may be, receives reasonable compensation therefor (each, a “Prohibited Divestiture”), or (B) take or agree to take any other action that would reasonably be expected to have a material adverse effect on the Parent, the Company and their respective subsidiaries, on a combined basis, after the Effective Time, and (ii) Parent shall be entitled to terminate this Agreement pursuant to Section 8.01(i) in the event that a Governmental Authority requires Parent or Merger Sub to make a Prohibited Divestiture in connection with the consummation of the Transactions.

          (e) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which the Company or any Subsidiary is a party.

          (f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

          (g) Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

     SECTION 6.07 Certain Actions With Respect to Contracts.

          (a) Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Contract set forth in Section 6.07(a) of the Company Disclosure Schedule to be terminated on October 14, 2005, and renewed in the name of Youth Services International, Inc. for an additional term not to exceed one year.

          (b) The Company shall not renew or extend the Contract set forth in Section 6.07(b) of the Company Disclosure Schedule.

     SECTION 6.08 Pending Projects. Section 6.08 of the Company Disclosure Schedule sets forth a comprehensive list of all business development opportunities with respect to which the Company or any Subsidiary has submitted a bid or received an award, in each case, for the management or operation of a Facility (collectively, the “Pending Projects”). Following the execution of this Agreement, the Company shall (a) fund all capital expenditures related to the development and construction of the Pending Projects, provided that such amount may not exceed $5 million in the aggregate, unless required by an existing Contract, without the prior written consent of Parent, (b) provide Parent with the opportunity to be present at and participate in all material discussions and negotiations with customers and other third parties regarding the Pending Projects (including, but not limited to, any such discussions or negotiations regarding the pricing, staffing, construction or financing of the Pending Projects), and (c) otherwise take any and all reasonable steps necessary to exercise the Company’s rights and fulfill the Company’s obligations related to the Pending Projects and to preserve their economic value to the Surviving Corporation.

     SECTION 6.09 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which shall have been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE or NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statements.

     SECTION 6.11 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

     SECTION 6.12 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 20 calendar days prior to the Closing.

     SECTION 6.13 De-listing. As soon as practicable following the Effective Time, Parent and the Surviving Corporation shall use their reasonable best efforts to cause the Company Common Stock to no longer be quoted on the Nasdaq National Market System and to be de-registered under the Exchange Act. Nothing in this Section 6.13 shall be construed to prohibit Parent or any of its subsidiaries from having any securities issued by Parent or any of its subsidiaries from time to time after the Effective Time quoted on the Nasdaq National Market System or registered under the Exchange Act.

ARTICLE VII

CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be accurate in all material respects, and (ii) the representations and warranties of the Company contained in this Agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be accurate in all respects, in the case of both (i) and (ii) above, as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time or, to the extent representations and warranties speak as of an earlier date, as of such earlier date.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

          (d) Dissenters. The holders of not more than ten percent (10%) of the outstanding Company Common Stock shall have demanded appraisal of their Company Common Stock in accordance with the DGCL.

          (e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

          (f) Consents. All consents, approvals or authorizations from the third parties set forth on Section 7.02(f) of the Company Disclosure Schedule, as agreed to by Parent and the Company, shall have been obtained.

          (g) GECC Credit Facility. At or prior to the Effective Time, General Electric Capital Corporation (“GECC”), as lender under the Loan and Security Agreement, dated October 30, 2002, as amended (the “GECC Credit Facility”), by and among GECC, CSC and the other parties thereto, shall have provided the Company with (i) documentation reasonably satisfactory to Parent evidencing full release and discharge as of the Effective Time of each of CSC and the Subsidiaries from any and all obligations and liabilities under the GECC Credit Facility and all other documents arising or executed in connection therewith, including, but not limited to, any pledge of any equity interest in any Subsidiary as security under the GECC Credit Facility, any guaranty by any Subsidiary, and any lien upon any of the assets of CSC or any Subsidiary, (ii) UCC -3 termination statements evidencing the release of all liens upon the assets of CSC and any of the Subsidiaries, (iii) the original pledged stock or other pledges equity interest certificates of any of the Subsidiaries, and the original of any pledged debt instruments of CSC or any of the Subsidiaries, and (iv) the originals of all letters of credit issued pursuant to the GECC Credit Facility.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, (i) in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and (ii) in each case, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 1, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling

(whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

          (d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 7.02(a) or 7.02(b) (as the case may be) would not be capable of being satisfied, and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to the Company;

          (e) by the Company, if the Company is not in material breach of its obligations under this Agreement, and if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 7.03(a) or 7.03(b) (as the case may be) would not be capable of being satisfied, and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to Parent;

          (f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting (including any adjournments or postponements thereof to any date prior to December 1, 2005);

          (g) by Parent if the Company Board shall have (i) effected a Change of Board Recommendation or (ii) recommended or approved any Acquisition Proposal;

          (h) by the Company at any time prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, if the Company Board (or the Special Committee) has determined in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board (or the Special Committee, as the case may be) has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within three (3) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board (or the Special Committee, as the case may be) determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided that during such three business day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company Termination Fee and the Termination Expenses in accordance with Section 8.03; and provided further that Parent and Merger Sub hereby acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Superior Proposal; or

          (i) by Parent, pursuant to Section 6.07(d), in the event that a Governmental Authority requires Parent or Merger Sub to make a Prohibited Divestiture in connection with the consummation of the Transactions.

     SECTION 8.02 Effect of Termination. Except as otherwise provided in Section 8.02, Section 8.03 and Article IX (which shall survive any termination of this Agreement), in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that in the event any party willfully breaches any of its representations, warranties, covenants or agreements as set forth in this Agreement, the non-breaching party shall be entitled to elect its damages under Section 8.03 or to pursue recovery of its actual damages hereunder.

     SECTION 8.03 Fees and Expenses.

          (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out of pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

          (b) The Company agrees that if this Agreement shall be terminated:

     (i) by Parent pursuant to Section 8.01(d), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses;

     (ii) by Parent or the Company pursuant to Section 8.01(f), then the Company shall pay Parent the Termination Expenses and, further, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and (B) if, concurrently with such termination or within 9 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), or an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay Parent the Company Termination Fee;

     (iii) by Parent pursuant to Section 8.01(g), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses; or

     (iv) by the Company pursuant to Section 8.01(h), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses.

          (c) The Company Termination Fee shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement pursuant to Section 8.01(d), 8.01(g) and/or Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid to Parent or its designee by the Company in immediately available funds within two business days after receipt by the Company of reasonable documentation with respect to such Expenses.

          (d)      (i) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(f).

     (i) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $1,750,000.

     (ii) For purposes of this Agreement, “Termination Expenses” means an amount, not to exceed $1,250,000, equal to the reasonably documented Expenses of Parent and Merger Sub.

          (e) Parent agrees that, if the Company shall terminate this Agreement pursuant to Section 8.01(e), then Parent shall pay to the Company a fee of $3,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.

          (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or the Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.

     SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

     SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Parent or Merger Sub:

The GEO Group, Inc. 621 NW 53rd Street, Suite 700 Boca Raton, Florida 33487 Facsimile No: (561) 893-0101 Attention: John J. Bulfin, General Counsel

     with a copy to (which shall not constitute notice):

Akerman Senterfitt One Southeast Third Avenue, Suite 2800 Miami, Florida 33131 Facsimile No: (305) 374-5095 Attention: Jose Gordo Stephen K. Roddenberry

     if to the Company:

Correctional Services Corporation 1819 Main Street, Suite 1000 Sarasota, Florida 34236 Facsimile No: (941) 952-9198 Attention: James F. Slattery, Chief Executive Officer Stuart M. Gerson, Chairman

     with a copy to (which shall not constitute notice):

Epstein, Becker & Green 250 Park Avenue New York, New York 10177 Facsimile No: (212) 669-0989 Attention: Theodore L. Polin Sidney Todres

     SECTION 9.03 Certain Definitions.

          (a) For purposes of this Agreement:

          “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          “knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry) of any executive officer of the Company.

          “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

          “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

          (b) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

     SECTION 9.06 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 9.08 Remedies; Specific Performance.

          (a) Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in Section 8.02 and Section 9.08(b), (i) the Company’s receipt of the Parent Termination Fee pursuant to Section 8.03 shall constitute liquidated damages and shall be the sole and exclusive remedy of the Company and the Subsidiaries for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Parent Termination Fee in accordance with Section 8.03, none of Parent or Merger Sub or any officers, directors, employees, agents, representatives or stockholders of Parent or Merger Sub, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) Parent’s receipt of the Company Termination Fee and the Termination Expenses pursuant to Section 8.03 shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Merger Sub for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Company Termination Fee and the Termination Expenses in accordance with Section 8.03, none of the Company or the Subsidiaries, or any officers, directors, employees, agents, representatives or stockholders of the Company or the Subsidiaries, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

          (b) Prior to the termination of this Agreement pursuant to Section 8.01, Parent, Merger Sub and the Company shall have the right to seek specific performance of the terms hereof in the event that any provisions of this Agreement are not performed in accordance with the terms hereof, to the extent available under applicable Law.

     SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

     SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

     SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORRECTIONAL SERVICES CORPORATION
By:	/s/ Stuart M. Gerson
	Name:	Stuart M. Gerson
	Title:	Chairman of the Board of Directors

THE GEO GROUP, INC.
By:	/s/ George C. Zoley
	Name:	George C. Zoley
	Title:	Chief Executive Officer

GEO ACQUISITION, INC.
By:	/s/ George C. Zoley
	Name:	George C. Zoley
	Title:	President